Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Statements

On January 5, 2023, MSA Worldwide, LLC (“MSA Worldwide”), a wholly-owned subsidiary of MSA Safety Incorporated (together with its consolidated subsidiaries, the “Company”), Mine Safety Appliances Company, LLC (“MSAC LLC”), a wholly-owned subsidiary of MSA Worldwide, and MSA Safety Jacksonville Manufacturing LLC (“MSA Jacksonville”), a wholly-owned subsidiary of MSA Worldwide, entered into a membership interest purchase agreement (the “Purchase Agreement”) with Sag Main Holdings, LLC (the “Buyer”). The Buyer is a joint venture between R&Q Insurance Holdings Ltd. (“R&Q”) and Obra Capital, Inc. (“Obra”).

Pursuant to the terms of the Purchase Agreement, on January 5, 2023, MSA Worldwide transferred to Buyer all of the issued and outstanding limited liability company interests of MSAC LLC (the “Sale”). In connection with, and prior to the Sale, the Company’s affiliates contributed approximately $204 million in cash to MSAC LLC and funded the redemption of approximately $111 million in existing intercompany notes due to MSAC LLC. Concurrently with the closing of the Sale, R&Q and Obra made aggregate capital contributions of $35 million to MSAC LLC. MSAC LLC also held approximately $26 million in existing cash and marketable securities at the time of the Sale.

Since MSAC LLC is the obligor for the Company’s Specified Liabilities (as defined in the Purchase Agreement) and policyholder of related insurance assets, the rights and obligations arising under these items remained with MSAC LLC following the completion of the Sale. In addition, pursuant to and subject to the terms and conditions specified in the Purchase Agreement, the Buyer and MSAC LLC will indemnify MSA Worldwide, MSA Jacksonville, and their affiliates, including the Company, for all Specified Liabilities. Effective as of closing, MSAC LLC has been derecognized from the financial results of the Company.

The following unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2021, and nine months ended September 30, 2022, as well as the pro forma condensed consolidated balance sheet as of September 30, 2022, have been derived from the interim unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2022, which was filed with the Securities and Exchange Commission on October 27, 2022, and from the audited consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 18, 2022. The unaudited pro forma condensed consolidated statements of income have been prepared as if the Sale occurred on January 1, 2021, while the unaudited pro forma condensed consolidated balance sheet has been prepared as if the Sale occurred on September 30, 2022. The unaudited pro forma condensed consolidated financial statements (the “Pro Forma Financial Statements”) and the accompanying notes should be read together with the interim and annual financial statements referenced above.

The Pro Forma Financial Statements do not purport to represent what the Company’s financial position and results of operations would have been had the Sale occurred on the dates indicated or to project financial performance for any future period or as of a future date. In addition, the Pro Forma Financial Statements are based on currently available information and certain assumptions that the Company believes are reasonable and are provided for illustrative and informational purposes only. The Pro Forma Financial Statements have been prepared to reflect adjustments to the Company’s historical consolidated financial statements that are (1) directly attributable to the Sale; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of income, expected to have a continuing impact on the Company’s results of operations. Assumptions underlying the pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that we believe are reasonable.

MSA SAFETY INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Nine Months Ended September 30, 2022				Year Ended December 31, 2021
	As Reported	MSA LLC Divestiture	Notes	Pro Forma	As Reported	MSA LLC Divestiture	Notes	Pro Forma
Net sales	$1,084,699			$1,084,699	$1,400,182			$1,400,182
Cost of products sold	608,120			608,120	784,834			784,834

Gross Profit	476,579	—		476,579	615,348	—		615,348
Selling, general and administrative	247,378	(1,313)	(a)	246,065	332,862	(1,207)	(a)	331,655
Research and development	43,017			43,017	57,793			57,793
Restructuring charges	3,146			3,146	16,433			16,433
Currency exchange losses, net	4,788			4,788	216			216
Product liability expense	9,733	(9,733)	(a)	—	185,264	(185,264)	(a)	—

Operating income	168,517	11,046		179,563	22,780	186,471		209,251
Interest expense	14,158	21,268	(b)	35,426	10,758	30,049	(b)	40,807
Other income, net	(15,121)	1,159	(c)	(13,962)	(11,582)	1,950	(c)	(9,632)

Total other (income) expense, net	(963)	22,427		21,464	(824)	31,999		31,175
Income before income taxes	169,480	(11,381)		158,099	23,604	154,472		178,076
Provision for income taxes	41,339	(2,845)	(d)	38,494	1,816	38,618	(d)	40,434

Net income	$128,141	$(8,536)		$119,605	$21,788	$115,854		$137,642
Net income attributable to noncontrolling interests	$—	$—		$—	$(448)	$—		$(448)

Net income attributable to MSA Safety Incorporated	$128,141	$(8,536)		$119,605	$21,340	$115,854		$137,194

Earnings per share attributable to MSA Safety Incorporated common shareholders:
Basic	$3.26			$3.05	$0.54			$3.50
Diluted	$3.25			$3.03	$0.54			$3.48
Weighted average common shares - basic	39,243			39,243	39,173			39,173
Weighted average common shares - diluted	39,414			39,414	39,449			39,449

MSA SAFETY INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2022 As Reported	MSA LLC Divestiture	Notes	Other Adjustments	Notes	September 30, 2022 Pro Forma
Assets
Cash and cash equivalents	$159,613	$(316,266)	(e)	$315,000	(f)	$158,347
Trade receivables, net	249,298					249,298
Inventories	349,664					349,664
Investments, short-term	24,930	(24,930)	(e)			—
Prepaid income taxes	30,286					30,286
Notes receivable, insurance companies	5,901	(5,901)	(g)			—
Prepaid expenses and other current assets	42,408	(10,560)	(g)			31,848

Total current assets	862,100	(357,657)		315,000		819,443

Property, plant and equipment, net	199,530					199,530
Operating lease assets, net	43,924					43,924
Prepaid pension cost	182,794					182,794
Deferred tax assets	32,039	(70,200)	(g)	38,161	(j)	—
Goodwill	607,161					607,161
Intangible assets	281,461					281,461
Notes receivable insurance companies, noncurrent	38,428	(38,428)	(g)			—
Insurance receivable and other noncurrent assets	139,852	(115,380)	(g)			24,472

Total assets	$2,387,289	$(581,665)		$353,161		$2,158,785

Liabilities
Notes payable and current portion of long-term debt	$6,820			$25,000	(f)	$31,820
Accounts payable	104,972	7,216	(h)			112,188
Employees’ compensation	47,499					47,499
Insurance and product liability	67,716	(35,296)	(g)			32,420
Income taxes payable	22,555	—				22,555
Accrued restructuring and other current liabilities	99,576					99,576

Total current liabilities	349,138	(28,080)		25,000		346,058

Long-term debt, net	597,844			290,000	(f)	887,844
Pensions and other employee benefits	173,654					173,654
Noncurrent operating lease liabilities	35,412					35,412
Deferred tax liabilities	30,409			38,161	(j)	68,570
Product liability and other noncurrent liabilities	358,417	(346,300)	(g)			12,117

Total liabilities	$1,544,874	$(374,380)		$353,161		$1,523,655

Equity
Preferred stock, 4.5% cumulative, $50 par value	3,569					3,569
Common stock, no par value	273,010					273,010
Treasury shares, at cost	(361,657)					(361,657)
Accumulated other comprehensive loss	(197,415)					(197,415)
Retained earnings	1,124,908	(207,285)	(i)			917,623

Total shareholders’ equity	842,415	(207,285)		—		635,130

Total liabilities and shareholders’ equity	$2,387,289	$(581,665)		$353,161		$2,158,785

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(Millions of Dollars)

Note 1. Basis of Presentation

The pro forma condensed consolidated financial statements have been derived from the historical condensed consolidated financial statements of MSA Safety Inc. as adjusted to give effect to the sale of Mine Safety Appliances LLC (MSAC LLC). The pro forma condensed consolidated financial statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Sale occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2. Sale Transaction

Pursuant to the sale agreement, the Company’s affiliates contributed approximately $341 million of cash and marketable securities to MSAC LLC and 100% of the equity interests of MSAC LLC were transferred to the Buyer. Following the completion of the transfer, the Company no longer has any obligation with respect to previously recorded Specified Liabilities (as such term is defined in the Purchase Agreement) or rights with respect to the related insurance assets. As such, effective as of closing, MSAC LLC has been derecognized from the financial results of the Company as we no longer maintain control of the entity.

The transaction was partially funded with a $250 million term loan at an interest rate of 4.81% and a drawdown on the revolving credit facility of $65 million at a weighted average interest rate of 4.81% (“Transaction Borrowings”).

Note 3. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Consolidated Financial Statements reflect the effect of the following pro forma adjustments:

(a)	Represents adjustments to eliminate the operating results of MSAC LLC, including

a.	Administrative expenses related to the management of Specified Liabilities

b.	Legal costs incurred in connection with insurance asset recovery matters

c.	Charges associated with adjustments to Specified Liabilities and related insurance assets

d.	Nonrecurring transaction costs associated with the Sale

(b)

Represents the incremental interest expense for the Transaction Borrowings. The interest rates on the Transaction Borrowings are variable in nature and the unaudited pro forma condensed consolidated statement of income reflect incremental interest expense based upon a current rate. A 0.125% increase or decrease in the weighted average interest rate on the Transaction Borrowings would increase or decrease interest expense by approximately $0.8 million for the year ended December 31, 2021 and $0.6 million for the nine months ended September 30, 2022.

(c)	Represents an adjustment to remove the interest income realized on the Notes receivable, insurance companies and Insurance receivables as well as the marketable securities from the periods presented.

(d)	Represents the estimated tax impact of the aggregate adjustments noted in items (a), (b), and (c) above.

(e)	Represents cash and marketable securities contributed to MSAC LLC by the Company totaling approximately $341 million.

(f)

Represents the proceeds from the Transaction Borrowings. The term loan portion of the Transaction Borrowings requires quarterly payments of approximately $6 million and accordingly, $25 million of the Transaction Borrowings is recognized as current liabilities.

(g)

Represents adjustments to reflect the disposition of Specified Liabilities and related insurance assets of MSAC LLC associated with the Sale as well as the write-off of the associated deferred tax asset.

(h)	Represents the recognition of a liability for direct, incremental transaction costs that have not yet been reflected in the historical financial statements.

(i)	Represents the recognition of the estimated loss related to the Sale. Amount is comprised of the following:

(in millions)
Specified Liabilities net of insurance assets	$211.3
Cash and marketable securities contributed by the Company	(341.2)
Transaction fees	(7.2)
Write-off of deferred tax assets	(70.2)

Estimated loss on sale	$(207.3)

The amount of loss could change materially as the Company finalizes its estimates to be reported in its Report on Form 10-K for the year ending December 31, 2022, and Report on Form 10-Q for the three month period ending March 31, 2023, each as applicable.

(j)	Represents a presentation adjustment to reclassify the resulting net deferred tax liability from noncurrent assets to noncurrent liabilities.